THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ISI DETENTION CONTRACTING GROUP, INC.
(A CALIFORNIA CORPORATION)
GUARANTEED CONVERTIBLE PROMISSORY NOTE (L)

$1,500,000.00	January 1, 2008
San Antonio, Texas

FOR VALUE RECEIVED, ISI Detention Contracting Group, Inc., a California corporation (the “Company”) promises to pay to Peterson Detention Inc., a California corporation (“PDI”) or its transferees (“Holder”) in lawful money of the United States of America the principal sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 6.0% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2012 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. Until the Maturity Date, and in the absence of an Event of Default whereby this Note becomes due and payable, payments shall be due and payable in accordance with the Payment Schedule attached hereto as Schedule A. This Note is issued pursuant to the Asset Purchase Agreement effective as of January 1, 2008 (as previously or hereafter amended, modified or supplemented, the “Purchase Agreement”) between the Company and PDI, and is guaranteed by ISI Detention Contracting Group, a Texas corporation (“ISI Texas”), ISI Security Group, Inc., a Delaware corporation (“ISI”), and Argyle Security, Inc., a Delaware corporation (“Argyle”), (affiliates of the Company) pursuant to guaranty agreements of even date herewith (“Guaranty Agreements”), copies of which are attached hereto as Exhibits A, B and C. All payments due and owing under this Note shall be paid to: Peterson Detention Inc., 577 N. Batavia, Orange, CA.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

A. “Company” includes the corporation executing this Note and any Person which shall succeed to or is permitted to assume the obligations of the Company under this Note.

B. “Event of Default” has the meaning given in Section 5 hereof.

C. “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall, at any time, be the holder of this Note.

D. “Purchase Agreement” has the meaning given in the introductory paragraph hereof.

E. “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

F. “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

G. “Securities Act” shall mean the Securities Act of 1933, as amended.

H. “Senior Indebtedness” means, all principal of (and premium, if any) and interest on all indebtedness of Company, whether outstanding on the date of this Note or thereafter created, incurred or assumed, arising only under (i) that certain Loan and Security Agreement by and between LaSalle Bank, NA, Company, and the affiliates of Company party thereto dated as of October 21, 2004, as it has been and may be amended from time to time, and (ii) that certain Note and Warrant Purchase Agreement (the ”Blair Indebtedness”) by and among William Blair Mezzanine Capital Fund III, L.P., a Delaware limited partnership, Company, and affiliates of Company party thereto dated as of October 22, 2004, as it has been and may be amended from time to time (collectively, the “Senior Indebtedness”). Senior Indebtedness shall include any such indebtedness or any notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. No other indebtedness of the Company shall be considered Senior Indebtedness.

2. Interest. Accrued interest on this Note shall be payable in accordance with Schedule A until the outstanding principal amount hereof shall be paid in full. Any accrued but unpaid interest on this Note shall be payable at the time this Note is to be paid in full.

3. Prepayment. This Note may be prepaid at any time after February 28, 2008, without the consent of the Holder.

4. Subordination.

A.  LaSalle Subordination. The obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (the “Subordination Agreement”) created as of January 1, 2008, among, without limitation, Peterson Detention, Inc. a California corporation (“Subordinated Lender”), ISI Detention Contracting Group, Inc., a California corporation and LaSalle Bank National Association, a national banking association (“Senior Lender”) to the obligations (including interest) owed by ISI Security Group, Inc., a Delaware corporation to the holders of all of the notes issued pursuant to that certain Loan and Security Agreement dated as of October 21, 2004, between ISI Security Group, Inc. and Senior Lender, as such Agreement may be supplemented, modified, restated or amended from time to time; and each holder hereof, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

B.  Blair Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness relating to the Blair Indebtedness.

C. In addition to any other obligations of the Holder relating to the subordination of Senior Indebtedness, Holder hereby agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or a holder of any Senior Indebtedness, including reasonable and customary forms of subordination agreement requested from time to time by a holder of Senior Indebtedness, in order to implement Section 4 hereof, so long as such documentation is not in conflict with the provisions of this Section 4.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

A. Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment or (ii) any other payment required under the terms of this Note when due and such payment shall not have been made within five days after Holder’s written notice to the Company of such failure to pay; or

B. Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

C. Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

6. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5.B or 5.C) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5.B and 5.C, immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, without the necessity of taking any action against, or providing any notice to, the Company or any other Person, Holder may exercise its rights under the Guaranty Agreements and exercise any other right power or remedy permitted to it by law.

7. Conversion.

A. Optional Conversion by the Holder. On February 28, 2008 (the “Conversion Date”), Holder may convert up to $750,000 of the outstanding balance of this Note into unregistered newly issued common stock or treasury shares (“Common Stock”) of the parent company of the Company, Argyle Security, Inc. (“Argyle”), at the average closing price of Argyle’s common stock for the 20 trading days preceding the Conversion Date (the “Conversion Price”); provided the Conversion Price shall be no less than $8.00 per share. Upon such conversion of this Note, Holder hereby agrees to execute and deliver to the Company all transaction documents reasonably required by the Company or Argyle, including an Investor Questionnaire and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement in connection with any public offering by the Company or Argyle), and having similar terms as those agreements entered into by other sellers in purchase agreements entered into by the Company or Argyle. Holder also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed together with an agreement, in customary form reasonably acceptable to the Company, whereby Holder agrees to indemnify the Company from any loss incurred by it in connection with the loss of this Note) to the Company upon its election to convert for cancellation and, if any portion of this Note remains outstanding, issuance of a replacement note for the balance of the amount outstanding on substantially the same terms and conditions as this Note, absent the conversion provisions in this Section 7.A, and recalculating the payment schedule such that it is paid in full on the Maturity Date; provided, however, that upon satisfaction of the conditions set forth in this Section 7.A, the portion of this Note that has been converted shall be of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Notwithstanding anything to the contrary contained in this Section 7.A, the Company may, in its sole discretion, permit Holder to exercise his conversion rights on dates in addition to the Conversion Date.

B. The Company’s Election. At any time on or after June 1, 2009, but before November 15, 2009, the Company may, in its sole discretion, require Holder to choose one of the following options (the “Company’s Election”) within 10 days of delivery of the Company’s written notice to Holder of the Company’s Election (the “Election Notice”): (i) the conversion of $250,000 of the outstanding principal of this Note into Common Stock of Argyle at 95% of the average closing price of Argyle’s common stock for the 20 trading days preceding delivery of the Election Notice; or (ii) the Company’s payment to Holder of $7,500 in exchange for which the payment schedule of the Note shall be amended such that $250,000 of the principal due in 2010 shall be due and payable on Monday, January 3, 2011, with interest continuing to accrue on all unpaid principal amounts. If the Holder of this Note is different than the holder of a second substantially similar note issued contemporaneously, the Holder and the holder of that note are required to choose the same option. In the event that they are unable to agree on the same option, the Company shall have the right to choose between options (i) and (ii) above and shall do so within 10 days after the expiration of the 10 day period previously referred to. In the event that this Note is converted pursuant to option (i) herein, Holder hereby agrees to execute and deliver to the Company all transaction documents reasonably required by the Company or Argyle, including an Investor Questionnaire and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement in connection with any public offering by the Company or Argyle), and having the similar terms to those agreements entered into by other sellers in purchase agreements entered into by the Company or Argyle. Holder also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed together with an agreement, in customary form, reasonably acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with the loss of this Note) to the Company for cancellation and, if any portion of this Note remains outstanding, issuance of a replacement note for the balance of the amount outstanding on substantially the same terms and conditions as this Note, absent the conversion provisions in this Section 7.B, and recalculating the payment schedule such that it is paid in full on the Maturity Date; provided, however, that upon satisfaction of the conditions set forth in this Section 7.B, the portion of this Note that has been converted shall be of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

C. Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Holder upon the conversion of this Note, the Company shall pay to Holder an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence.

8. Successors and Assigns. Subject to the restrictions on transfer set forth in Section 10 below, this Note and the duties and obligations of the Company hereunder, together with the Holder’s rights and privileges, (A) shall be fully and freely assignable, in whole or in part, by the Holder; (B) may not be delegated or transferred by the Company without the prior written consent of the Holder, which consent shall not be unreasonably withheld; and (C) shall inure to the benefit of, and be enforceable by, the Holder and its successors, assigns and transferees, and its and their heirs, administrators, successors, assigns and transferees. The duties and obligations of the Company shall bind the Company and the Company’s successors and permitted delegatees.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holder.

10. Transfer of the Note or the Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or the securities into which this Note may be converted, Holder will give written notice to the Company and Argyle prior thereto, describing briefly the manner thereof, together with, a written opinion of Holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other reasonably satisfactory evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, in accordance with the terms of the notice delivered to the Company and Argyle. If a determination has been made pursuant to this Section 10 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company or Argyle, the Company shall so notify Holder promptly after such determination has been made, stating with reasonable specificity the reason(s) for such determination. Each Note thus transferred and each certificate representing the securities thus transferred shall bear the following legend (or a substantially similar legend) unless in the opinion of counsel for the Company and Argyle, such legend is not required in order to ensure compliance with the Securities Act:

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

The Company or Argyle may issue stop transfer instructions to its transfer agent in connection with such restrictions. Notwithstanding the forgoing, Holder (or any assignee of the Holder permitted pursuant to the Section 10) may, after the expiration of six months following the Closing Date of the Purchase Agreement, transfer or assign all or any portion of this Note, upon 5 days advance written notice to the Company, to any of the following entities, without securing prior approval from the Company: (i) the Company; (ii) any affiliate of the Holder; or (iii) any Immediate Family Member of Holder's assignee. As used herein the term "Immediate Family Member" shall mean, with respect to a natural person, any spouse, sibling, or child of such natural person, and any trust, custodianship, guardianship, family limited partnership or similar entity created for the primary benefit of one or more of the forgoing individuals.

11. Offset. The Purchase Agreement requires that Leonard Peterson become employed by the Company pursuant to an Employment Agreement, and the parties acknowledge that his continued involvement with the Company is important to the Company’s enjoyment of the benefits of the assets being acquired pursuant to the Purchase Agreement, and that Company would not have entered into the Purchase Agreement, if Leonard Peterson had not entered into the Employment Agreement, and agreed to the terms of this Section 11. Accordingly, Holder agrees and acknowledges that any outstanding amount due and owing by Company pursuant to this Note shall be automatically offset, upon ten (10) days prior written notice from the Company, by an amount of up to $450,000 if Leonard Peterson voluntarily resigns his employment with the Company, as that term is used in Section 6(b) the Employment Agreement between him and the Company of even date herewith, and not otherwise, at any time prior to the second anniversary of the date of this Note as follows:

Date of Termination	Amount of Offset
Prior to 1st anniversary	$450,000
From 1st anniversary to 2nd anniversary	$300,000

12. Notices. All notices, requests, demands, consents, instructions or other communications and determinations under this Note must be in writing and will be deemed duly given (a) when delivered by hand, (b) two days after being given to an express courier with a reliable system for tracking delivery, (c) one day after being sent by confirmed facsimile with a copy sent by another means specified in this provision or ((d) five days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A party may from time to time change its address or designee for notification purposes by giving the other written notice of the new address or designee and the date upon which it will become effective.

If to the Company:	ISI Detention Contracting Group, Inc.
12903 Delivery Drive
San Antonio, TX 78247
Attention: Sam Youngblood
Facsimile: (210) 495-5613
email: syoungblood@isidet.com

with a copy to:	Hughes & Luce LLP
111 Congress Avenue, Suite 900
Austin, Texas 78701
Attention: D. Hull Youngblood, Jr.
Facsimile: (512) 482-6859
email: hyoungblood@hughesluce.com

If to Holder:	Peterson Detention Inc.
577 North Batavia
Orange, CA 92868

13. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

14. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument and any defenses, cross complaints or counterclaims of any kind, other than indefeasible payment in full.

15. Governing Law and Venue THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN BEXAR COUNTY, TEXAS, TO THE JURISDICTION OF WHICH EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT. THE PARTIES AGREE TO ENTER INTO MEDIATION PRIOR TO TRIAL IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16. Miscellaneous.

(a) Costs and Expenses. The Company shall pay to Holder all reasonable costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Holder in the preservation or enforcement of Holder’s rights and remedies hereunder.

(b) Amendment. Neither this Note nor any provision hereof may be amended, altered, modified, changed, waived, discharged or terminated, except by an instrument in writing signed by the Company and Holder.

(c) Severability. Whenever possible this Note and each of its provisions shall be interpreted in such manner as to be effective, valid and enforceable under applicable law. Any provisions of this Note which are prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating its remaining provisions

(d) Relinquishment. Failure to insist upon strict compliance with any of the terms hereof shall not be deemed a waiver of such terms, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder be deemed a waiver or relinquishment of such right or power.

(e) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(f) Section Headings. The section headings in this Note are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

(g) Further Assurances. The Company agrees to execute and deliver additional documents, including any documents or instruments reasonably requested by the Holder, and take other actions that the Holder may reasonably request for purposes of carrying out this Note.

(h) Cumulative Remedies. No failure on the part of any party hereto to exercise, no course of dealing with respect to, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver. No single or partial exercise of any rights, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided in this Note are cumulative, and are in addition to any rights or remedies provided by any other document or by law.

(i) Entire Instrument. This Note, including the attachments hereto, embodies the entire agreement of the parties respecting the matters within its scope. It supersedes all prior agreements of the parties hereto on the subject matter hereof.

(j) Time of Essence. Time is expressly made of the essence of each and every provision of this Note.

[Signature Page Follows]

The Company has caused this Note to be issued as of the date first written above.

This Note is guaranteed by the Guaranty Agreements of ISI Texas, ISI and Argyle, copies of which are attached to this Note, and as the same shall exist from time to time.

THE COMPANY:
ISI DETENTION CONTRACTING GROUP, INC. a California corporation

By:	/s/ Sam Youngblood
Sam Youngblood, CEO

AGREED AND ACCEPTED BY:

HOLDER:

PETERSON DETENTION INC.,
a California corporation

By:  /s/ Leonard Peterson

Leonard Peterson,
Secretary

[Signature page to Convertible Promissory Note (L)]

Schedule A
(2 pages)

Payment Schedule

1. Interest only payments made quarterly beginning with the last day of the first quarter on March 31, 2008 and continuing on the last day of the succeeding eight calendar quarters as set forth below:

Due Date	Amount	Prin Bal
March 31, 2008	$22,500	$1,500,000
June 30, 2008	$22,500	$1,500,000
September 30, 2008	$22,500	$1,500,000
December 31, 2008	$22,500	$1,500,000
March 31, 2009	$22,500	$1,500,000
June 30, 2009	$22,500	$1,500,000
September 30, 2009	$22,500	$1,500,000
December 31, 2009	$22,500	$1,500,000

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2. Thereafter, level principal and interest payments on the 28th day of each month for 24 consecutive months, in the cumulative amount of $66,480.92 due monthly beginning on the 28th day of the 25th month and ending on the 28th day of the 48th month:

Payment Number	Payment	Interest	Principal	Cumulative Interest	Cumulative Principal	Remaining Balance
1	$66,480.92	$7,500.00	$58,980.92	$7,500.00	$58,980.92	$1,441,019.08
2	$66,480.92	$7,205.10	$59,275.82	$14,705.10	$118,256.74	$1,381,743.26
3	$66,480.92	$6,908.72	$59,572.20	$21,613.81	$177,828.95	$1,322,171.05
4	$66,480.92	$6,610.86	$59,870.06	$28,224.67	$237,699.01	$1,262,300.99
5	$66,480.92	$6,311.50	$60,169.42	$34,536.17	$297,868.43	$1,202,131.57
6	$66,480.92	$6,010.66	$60,470.26	$40,546.83	$358,338.69	$1,141,661.31
7	$66,480.92	$5,708.31	$60,772.61	$46,255.14	$419,111.30	$1,080,888.70
8	$66,480.92	$5,404.44	$61,076.48	$51,659.58	$480,187.78	$1,019,812.22
9	$66,480.92	$5,099.06	$61,381.86	$56,758.64	$541,569.64	$958,430.36
10	$66,480.92	$4,792.15	$61,688.77	$61,550.79	$603,258.41	$896,741.59
11	$66,480.92	$4,483.71	$61,997.21	$66,034.50	$665,255.62	$834,744.38
12	$66,480.92	$4,173.72	$62,307.20	$70,208.22	$727,562.82	$772,437.18

Payment Number	Payment	Interest	Principal	Cumulative Interest	Cumulative Principal	Remaining Balance
13	$66,480.92	$3,862.19	$62,618.73	$74,070.41	$790,181.55	$709,818.45
14	$66,480.92	$3,549.09	$62,931.83	$77,619.50	$853,113.38	$646,886.62
15	$66,480.92	$3,234.43	$63,246.49	$80,853.93	$916,359.87	$583,640.13
16	$66,480.92	$2,918.20	$63,562.72	$83,772.13	$979,922.59	$520,077.41
17	$66,480.92	$2,600.39	$63,880.53	$86,372.52	$1,043,803.12	$456,196.88
18	$66,480.92	$2,280.98	$64,199.94	$88,653.51	$1,108,003.05	$391,996.95
19	$66,480.92	$1,959.98	$64,520.94	$90,613.49	$1,172,523.99	$327,476.01
20	$66,480.92	$1,637.38	$64,843.54	$92,250.87	$1,237,367.53	$262,632.47
21	$66,480.92	$1,313.16	$65,167.76	$93,564.03	$1,302,535.29	$197,464.71
22	$66,480.92	$987.32	$65,493.60	$94,551.36	$1,368,028.88	$131,971.12
23	$66,480.92	$659.86	$65,821.06	$95,211.21	$1,433,849.95	$66,150.05
24*	$66,480.80	$330.75	$66,150.05	$95,541.96	$1,500,000.00	$0.00

*The final payment has been adjusted to account for payments having been rounded to the nearest cent.

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